EX-35.2


(logo) CWCapital
ASSET MANAGEMENT


Annual Statement as to Compliance
For the Period of August 20, 2013 to December 31, 2013


WFRBS 2013-C15

In accordance with the requirements detailed in Section 12.12 of the Pooling and Servicing Agreement ("Agreement") for the above-mentioned CMBS pool, CWCapital Asset Management LLC ("CWCAM"), in its capacity as Special Servicer, is providing this Officer's Certificate with respect to the following:

(A) a review of such Certifying Servicer's activities during the period above (the "Reporting Period") and of such Certifying Servicer's performance under this Agreement, or the applicable sub-servicing agreement or primary servicing agreement in the case of an Additional Servicer, has been made under such officer's supervision; and

(B) to the best of such officer's knowledge, based on such review, such Certifying Servicer has fulfilled all its obligations under this Agreement, or the applicable sub-servicing agreement or primary servicing agreement in the case of an Additional Servicer, in all material respects throughout such year or portion thereof, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status thereof.

Should you have any questions, please do not hesitate to contact us.

Sincerely,
CWCapital Asset Management LLC


/s/ Trisha Daugherty
Trisha Daugherty
Managing Director

7501 Wisconsin Avenue, Suite 500 West, Bethesda, MD 20814 www.cwcapital.com